Exhibit 99.2

Poniard Pharmaceuticals Initiates Randomized Phase 2 Trial of Picoplatin for
First-Line Treatment of Metastatic Colorectal Cancer

— Phase 1 CRC Data Support Picoplatin’s Lack of Neuropathy and Use in Combination Therapy

South San Francisco, Calif. (November 1, 2007) - Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced initiation of a randomized Phase 2 trial to evaluate intravenous picoplatin for first-line treatment of metastatic colorectal cancer (CRC). The objective of this trial is to generate proof-of-concept data to evaluate the efficacy and safety, including neuropathy, of picoplatin in combination with 5- FU and leucovorin, FOLPI versus FOLFOX, and to provide support for a Phase 3 trial.  Picoplatin, the Company’s lead product candidate, is a new generation platinum chemotherapy agent with the potential to become a platform product addressing multiple indications, combinations and formulations.

“This Phase 2 trial supports our strategy to broadly develop picoplatin for a variety of solid tumor indications,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard. “Based on the encouraging safety data we have seen in our Phase 1 trial in colorectal cancer to date, we are initiating this Phase 2 trial to evaluate the efficacy of picoplatin as a first-line chemotherapeutic agent with a potentially more favorable toxicity profile than currently marketed platinums. If the Phase 2 results are positive, we expect to explore advancement to a Phase 3 registrational trial for CRC.”

Interim safety results from Poniard’s Phase 1 trial in CRC, which was designed to identify the maximum tolerated dose of picoplatin administered every two or four weeks with 5-fluorouracil and leucovorin (the FOLPI regimen), confirmed that this combination can be administered safely in this patient population. In the trial, no neuropathy greater than grade 1 has been observed in all patients treated, including four patients who received a cumulative picoplatin dose of greater than 900 mg/m2. The Company plans to present data from the Phase 1 trial at scientific meetings in 2008.

The platinum therapy oxaliplatin is an integral component of chemotherapy regimens which have become a standard treatment for metastatic CRC. The associated side effects, most notably, neuropathy, can significantly impair the quality of life of patients and limits the optimal use of oxaliplatin. According to the National Comprehensive Cancer Network (NCCN) Clinical Practice Guidelines in Oncology, discontinuation of oxaliplatin from the FOLFOX regimen (in which oxaliplatin is given in combination with 5-fluorouracil and leucovorin) should be strongly considered after three months of therapy, or sooner if significant neurotoxicity develops.

Phase 2 Colorectal Cancer Trial Design

The Phase 2 trial will include approximately 100 patients with metastatic CRC randomized to either picoplatin (150 mg/m2) given once every four weeks in combination with 5-fluorouracil and leucovorin in the FOLPI regimen or oxaliplatin in combination with 5-fluorouracil and leucovorin in the FOLFOX regimen.  The trial will evaluate whether FOLPI demonstrates equivalent or better efficacy than FOLFOX without the substantial neurotoxicity associated with oxaliplatin.

Efficacy and safety assessment will include objective tumor response, duration of response, progression-free survival, overall survival and assessment of peripheral neuropathy.  The trial will be conducted at approximately 25 clinical sites and is expected to complete enrollment in the first half of 2008. The Company currently expects to have early tumor response data and long-term safety data in the first half of 2008 and intends to submit the data for presentation at scientific conferences in 2008.

Poniard is continuing to evaluate picoplatin administered once every two weeks in the FOLPI regimen in its ongoing Phase 1 trial and has not yet reached the maximum tolerated dose for this dosing regimen.

About Picoplatin

Picoplatin has an improved safety profile compared to existing platinum-based chemotherapeutics and was designed to overcome platinum resistance.  Poniard’s strategy is to develop picoplatin as a platform product that can be used second-line in patients who are resistant or refractory to currently available platinums, such as small cell lung cancer (SCLC) patients, and first-line in patients, such as CRC patients, who cannot tolerate the toxicity profile of currently marketed platinums. We also plan to advance the use of picoplatin in new combination regimens in which platinums are not currently used, such as in the treatment of hormone-refractory prostate cancer (HRPC) patients, in order to improve efficacy.  In addition to the Phase 2 trial in metastatic CRC, Poniard is evaluating intravenous picoplatin in an ongoing pivotal Phase 3 trial, known as SPEAR (Study of Picoplatin Efficacy After Relapse), in SCLC. This registrational trial is being conducted under a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA) and is evaluating overall survival as the primary endpoint.

The Company is also evaluating intravenous picoplatin in an ongoing Phase 2 trial in combination with docetaxel (Taxotere®) and prednisone in patients with metastatic HRPC. Oral picoplatin is being evaluated in a Phase 1 clinical trial in solid tumors.

Picoplatin has been tested in more than 600 patients in Phase 1 and 2 safety and efficacy studies.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead platform product candidate, is a new generation platinum therapy with an improved safety profile. Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and hormone-refractory prostate cancer, as well as a Phase 1 clinical trial of oral picoplatin in solid tumors. For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, and the efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and most current Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425 bdoherty@poniard.com

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